                                                           Exhibit 23.02









                           Consent of Independent Auditors




    We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to options to purchase an aggregate of 152,277 shares of Common Stock of Cantel Industries, Inc. under stock option agreements assumed by Cantel Industries, Inc. pursuant to the Agreement and Plan of Merger dated as of November 14, 1995 among Cantel Industries, Inc., Cantel Acquisition Corp., and MediVators, Inc. and of our report dated September 20, 1995, with respect to the consolidated financial statements and schedule of Cantel Industries, Inc. included in its Annual Report on Form 10-K for the year ended July 31, 1995, filed with the Securities and Exchange Commission.



                             ERNST & YOUNG LLP



Princeton, New Jersey
May 21, 1996